EXHIBIT 99.2

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Full Year 2023.

To start, I would like to discuss our Company condition and our product lines along with what we think might occur in 2024. I will comment on our financials afterward.

NanoChem division: NCS represents approximately 70% of FSI’s revenue. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started food grade toll operations using the spray dryer we installed over the last several years.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA’s effect is prevention of mineral scale from minerals that are part of the water fraction of oil as it exits the rock formation. Preventing scale keeps the oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, in our food division as a stability aid and as a water treatment chemical.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes that cause evaporation while N Savr 30™ is effective at reducing nitrogen loss from leaching.

Food products: Our IL plant is food grade qualified and we have received our FDA number. We have commercialized one food product based on polyaspartates that was developed fully in house. We have a pipeline of additional products in development that are either our ideas, toll production of outside ideas or a mixture where an outside idea is being optimized by our team. NCS will focus on food products equally with our other market verticals because we have determined that this is an area with large markets that we are skilled in servicing and where we can obtain good margins. We did not receive the food product orders we had hoped for in 2023. We are still convinced that this is an excellent business and we expect to obtain significant sales in 2024.

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ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets, while, NCS sells into row crop agriculture. We expect some ENP revenue growth in 2024 with the growth concentrated in Q3 and Q4.

The Florida LLC investment: The LLC was profitable all four quarters in 2023 and was one area where some revenue growth occurred. The Company is focused on international sales into multiple countries all of which face different issues and respond in varied ways. Also, the LLC remains exposed to high costs of goods while experiencing difficulty passing all the costs to its customers. As a result, margins are compressed and earnings may not reach historical levels for some time. Regardless, we expect sales of the LLC to grow again in 2024 leading to a larger profit on our investment.

2024

Agricultural products were not as strong in 2023 as they were in 2022. As a result, total revenue for the year was well below the previous year period. Agriculture customers are showing resistance to spending on inputs when crop prices are not increasing at the rate of inflation. We think that growth in 2024 is probable but most of it will be through the Florida LLC.

Oil, gas and industrial sales of TPA were lower in 2023 than in 2022 and this is likely to continue into 2024. The possibility of reduced hydrocarbon demand in 2024 could slow sales but the most likely outcome is a flat 2024 in this market vertical.

Tariffs: Since 2019, several of our raw materials imported from China have included a 25% tariff. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The tariffs are affecting our cost of goods, our cash flow and our profits negatively. Rebates are extremely difficult to obtain even though we are entitled to them. We submitted our initial applications more than 5 years ago. The total dollar amount due back to us is well in excess of $1 MM and grows each quarter. We will persevere until we succeed in recovering our funds.

Shipping and Inventory: Shipping prices are stable but higher than prior to covid. Shipping times are reasonable on the routes we use. None of our products or raw materials ship through the Red Sea area.

Raw material prices do not appear to be reverting to historic levels. Instead, they are stable at a new base level that increases with inflation. Passing price increases, even small inflation related ones, along to customers always takes several months, is not always possible and will probably result in margins not as high as we prefer until inflation is back at the 2% level or lower.

We believe that the sum of the issues we faced during 2023 which resulted in lower revenue, lower cash flow and lower profits for the full year have partly resolved. Therefore, we expect that growth will resume in all three categories during 2024

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Highlights of the financial results:

We are not happy with the results for 2023. Year over year revenue, profits and operating cash flow were down. Profits were negatively affected by product mix, cost of goods, margin reduction and reduced sales volume. It is important to mention that 2022 profits included a 16-cent positive tax adjustment and several more cents from covid loan forgiveness. We think an adjusted profit of 44 cents a share in 2022 should be used in place of the 57-cent published number when comparing 2022 and 2023. Even so, our 2023 profit compares badly with 2022 and we will work to return to our historic peak earnings during 2024.

The financials show that our costs increased as the year progressed. Wages have gone up substantially over the last 2 years to retain staff. Raw material prices have dropped from the highest levels but the new normal level is higher than in the past. Volume is down. We were unable to raise prices sufficiently to cover cost increases and maintain our margin goals. Our plans to enter the food industry were delayed into 2024. Higher interest rates on our debt are consuming more of our funds.

FSI and its subsidiaries will continue to examine all our costs and economize where possible. Even more critical is increasing sales in our existing businesses and obtaining sales in the food industry to ensure that our wage and other base costs are spread over more revenue dollars. We expect to show incremental success in all of these areas during the course of the 2024 year.

Sales for the year decreased 16% to 38.3 million, compared with 45.8 million for 2022.

Profits: 2023 shows a profit of $2.78 million or $0.22 per share, compared to a profit of $7.02 million, or $0.57 per share, in 2022.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For 2023, it was $4.60 million or 37 cents per share down from $8.44 million or 68 cents per share in 2022.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans. However, we have consolidated all our debt for ENP and NCS with Stock Yards Bank. This has resulted in increased lines of credit with lower interest rates and reduced interest rates on our long-term debt. At the same time, we bought all the units we did not already own in ENP Peru Investments LLC and guaranteed the mortgage held by the LLC. The LLC owns the 5 acres and 60,000 square feet of building in Peru IL on the SW corner of our property. This action returns full ownership of the 20-acre parcel and 120,000 square feet of buildings to FSI with a mortgage at favorable terms.

Additional factory space in Illinois: In the second quarter 2023 we invested to acquire 80% of an LLC called 317 Mendota that in turn purchased a large building on 37 acres of land in Mendota IL. We have determined that 240,000 square feet is available for our use or for rental. The ENP division has moved all operations to 60,000 square feet of this building. The remaining 180,000 square feet will be rented as suitable tenants are found. The NCS division will recover the use of 30,000 sq. ft. in Peru IL from ENP making room for potential growth.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital.

The text of this speech will be available as an 8K filing on www.sec.gov by Friday April 5th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.

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